SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                        Date of Report: November 10, 2005

                              Synergy Brands, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                            0-19409                   22-2993066
(State of incorporation)     (Commission File No.)           (IRS Employer
                                                            Identification No.)

                  223 Underhill Blvd., Syosset, New York 11791
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (516) 714-8200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03. Creation of a Direct Financial Obligation.

SYBR.com Inc., a wholly owned subsidiary of the Company subscribed for and invested $1 million in a Private Placement of Debentures offered and issued by Interline Travel and Tours Inc. ("IIT") a company in which Synergy Brands Inc. owns a 22% common stock interest. The Debenture made part of the investment is a five year note dated effective October 6, 2005 at 8% annual interest (the "ITT Note") and the investment also resulted in the Company being issued 200,000 warrants (the "ITT Warrants") each for the purchase of a share of common stock in ITT at an exercise price of $5.00. The Company financed its investment with a $1 million fully recourse note with a major shareholder (the "Sharholder Note") under the same effective date, terms and conditions as the ITT Note and the Company's referenced subsidiary assigned to such shareholder the ITT Warrants. The Company guarantied performance of its subsidiary under the Shareholder Note and as consideration for the financing, the Company retained the benefit to be derived from 100,000 of the ITT Warrants. This transaction is expected to be more particularly described in the Company's 10Q report for the 3rd quarter 2005 to be filed.

Item 9.01. Financial Statements and Exhibits.

Included herewith as an exhibit is the Shareholder Note made the subject of this disclosure.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            By: /s/ Mitchell Gerstein
                                ---------------------
                                    Mitchell Gerstein
                              Chief Financial Officer

Dated:  November 10, 2005